Exhibit 3.3

ARTICLES OF SHARE EXCHANGE

between

Sinclair Broadcast Group, Inc.

(a Maryland corporation)

and

Sinclair, Inc.

(a Maryland corporation)

THIS IS TO CERTIFY THAT:

FIRST: The share exchange described in these Articles of Share Exchange (the “Share Exchange”) shall become effective at 12:00 a.m. Eastern Time on June 1, 2023 (the “Effective Time”).

SECOND: The parties to the Share Exchange are Sinclair Broadcast Group, Inc., a Maryland corporation (“SBG”), and Sinclair, Inc., a Maryland corporation (“New Sinclair”). New Sinclair agrees to acquire the stock of SBG, and SBG agrees to have its stock acquired, in a share exchange. New Sinclair will be the successor corporation in the Share Exchange. Each of SBG and New Sinclair has its principal office in Baltimore County, Maryland.

THIRD: The terms and conditions of the transaction set forth in these Articles of Share Exchange were advised, authorized and approved by each of SBG and New Sinclair in the manner required by its charter and the laws of the place where it is organized, which is the State of Maryland. The manner of such approval was as follows:

(a) At a meeting held on February 21, 2023, the board of directors of SBG adopted a resolution declaring the Share Exchange to be advisable on substantially the terms and conditions set forth in the resolution and directed that the Share Exchange be submitted for consideration at a special meeting of the shareholders of SBG, pursuant to Section 3-105(b) of the Maryland General Corporation Law (the “MGCL”). Such special meeting of the shareholders of SBG was held on May 24, 2023. At such special meeting of the shareholders of SBG, the Share Exchange was approved by the affirmative vote of more than two-thirds of all the votes entitled to be cast on the matter, pursuant to Section 3-105(e) of the MGCL.

(b) At a meeting held on February 21, 2023, the board of directors of New Sinclair approved the Share Exchange, pursuant to Section 3-105(a)(3) of the MGCL. No approval of the shareholders of New Sinclair was required under applicable law or New Sinclair’s charter.

FOURTH: SBG is the corporation the shares of which are to be acquired in the Share Exchange. The total number of shares of stock of all classes that SBG has the authority to issue is six hundred ninety million (690,000,000) shares, consisting of five hundred million (500,000,000) authorized shares of Class A Common Stock, par value $.01 per share (“SBG Class A Common Stock”), one hundred forty million (140,000,000) authorized shares of Class B Common Stock, par value $.01 per share (“SBG Class B Common Stock”), and fifty million (50,000,000) authorized shares of preferred stock, par value $.01 per share. The aggregate par value of all the authorized shares of all classes is six million nine hundred thousand dollars ($6,900,000).

FIFTH: The manner and basis of exchanging the stock to be acquired shall be as follows. At the Effective Time:

(a)

Each outstanding share or fraction of a share of SBG Class A Common Stock shall, without any further action on the part of the holder thereof, automatically and by operation of law be exchanged for a share or fraction of a share of New Sinclair’s Class A common stock, par value $.01 per share, on a one-for-one basis.

(b)

Each outstanding share or fraction of a share of SBG Class B Common Stock shall, without any further action on the part of the holder thereof, automatically and by operation of law be exchanged for a share or fraction of a share of New Sinclair’s Class B common stock, par value $.01 per share, on a one-for-one basis.

(c)

New Sinclair shall, without any further action on its part, automatically and by operation of law acquire and become the owner for all purposes of all of the shares of SBG Class A Common Stock and SBG Class B Common Stock that were issued and outstanding immediately prior to the Effective Time.

(d)

The one hundred (100) shares of stock of New Sinclair that were issued and outstanding immediately prior to the Effective Time shall be cancelled for no consideration and shall cease to be issued or outstanding.

SIXTH: At the Effective Time, New Sinclair, as the successor in the Share Exchange, shall have nine directors, who shall be the following persons: David D. Smith, Frederick G. Smith, J. Duncan Smith, Robert E. Smith, Laurie R. Beyer, Benjamin S. Carson, Sr., Howard E. Friedman, Daniel C. Keith and Benson E. Legg.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have signed these Articles of Share Exchange on this 25th day of May, 2023.

ATTEST:	Sinclair Broadcast Group, Inc.

/s/ Lucy Rutishauser	/s/ Christopher S. Ripley
Name: Lucy Rutishauser	Name: Christopher S. Ripley
Title: Executive Vice President and Chief Financial Officer	Title: President and Chief Executive Officer

ATTEST:	Sinclair, Inc.

/s/ Lucy Rutishauser	/s/ Christopher S. Ripley
Name: Lucy Rutishauser	Name: Christopher S. Ripley
Title: Executive Vice President and Chief Financial Officer	Title: President and Chief Executive Officer

Articles of Share Exchange

THE UNDERSIGNED officer of Sinclair Broadcast Group, Inc. hereby acknowledges in the name and on behalf of said corporation the foregoing Articles of Share Exchange to be the act of said corporation and hereby certifies that to the best of her knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under penalties of perjury.

/s/ Lucy Rutishauser
Lucy Rutishauser, Executive Vice President and Chief Financial Officer

THE UNDERSIGNED officer of Sinclair, Inc. hereby acknowledges in the name and on behalf of said corporation the foregoing Articles of Share Exchange to be the act of said corporation and hereby certifies that to the best of her knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under penalties of perjury.

/s/ Lucy Rutishauser
Lucy Rutishauser, Executive Vice President and Chief Financial Officer

Articles of Share Exchange – Certification